EXHIBIT 2.2

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT made as of the      day of August, 2005

AMONG:

ELANDIA SOLUTIONS, INC.,

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “eLandia”)

- and -

ELANDIA AST ACQUISITION, INC.,

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “Merger Sub”)

- and -

W&R SOUTH PACIFIC, L.P.,

a limited partnership existing under the laws of the State of Washington

(hereinafter referred to as “W&R”)

- and -

STANFORD INTERNATIONAL BANK LTD.,

a corporation existing under the laws of Antigua

(hereinafter referred to as “Stanford”)

- and -

AST TELECOM, L.L.C.,

a limited liability company existing under the laws of the State of Delaware

(hereinafter referred to as “AST”).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated July 25, 2005 (the “Merger Agreement”); the parties desire to amend and restate the terms and provisions of the Merger Agreement as modified hereby;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder;

“Acquisition Proposal” means any merger, amalgamation, take-over bid, sale of Material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any Material sale of membership interests or rights or interests therein or thereto or similar transactions involving AST, or a proposal to do so, excluding the Merger;

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.;

“Applicable Tax Legislation” means any legislation pursuant to which Taxes are imposed by any Taxation Authority;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out on the AST and eLandia Disclosure Letters;

“Approvals” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgements, rulings, directives, Permits, and other permits and approvals;

“Arrangement” means the arrangement under section 128 of the Business Corporations Act (New Brunswick) contemplated that that certain Arrangement Agreement dated as of July 21, 2005 entered into by and between eLandia and Datec Group Ltd., a Province of New Brunswick corporation;

“Board of Directors” means the board of directors of the eLandia Parties;

“Board of Managers” means board of managers of AST;

“Business Day” means any day on which commercial banks are open for business in each of Pago Pago, American Samoa and Miami, Florida other than a Saturday, a Sunday or a day observed as a holiday in Pago, Pago under the federal laws of the U.S. or in Miami under the laws of the State of Florida or the federal laws of the U.S.;

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder;

“CERCLIS” means the U.S. Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 330.5;

“Claim” means any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative, any other proceeding, or any appeal or application for review;

“Closing” means the effective date of the Arrangement, or such other date as the parties may agree to in writing;

“Code” means the Internal Revenue Code of 1986, as amended;

“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied;

“Corrupt Practices Offense” means any action within the 36 months preceding the date of this Agreement that, when it occurred, constituted a breach of the Foreign Corrupt Practices Act, 1977 of the U.S., or any comparable laws of any jurisdiction in which W&R, AST or any subsidiary thereof carries on business, or regulations thereunder;

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“DLLCA” means the Delaware Limited Liability Company Act, as may be amended from time to time.

“eLandia Parties” means eLandia and Merger Sub, collectively;

“Effective Time” means the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL and the DLLCA or such other time as is specified in the Certificate of Merger as the “Effective Time”;

“Environmental Laws” means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

“General Partner” means the sole general partner of W&R;

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising or entitled to exercise any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Material” means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law;

“Laws” means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body, stock exchange or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Liens” means any security interest, mortgage, pledge, lien, hypothecation, permits, licenses, conditional sales agreements, charges, claims, community property interests, covenants, conditions, equitable interests, restrictions, causes of action, rights of first refusal or first offer, judgments, options, encumbrance or charge of any kind or nature whatsoever, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership;

“Lock-Up Agreement” means the lock-up agreement, in the form of Exhibit A hereto, to be entered into by the Rose Group and W&R;

“Material Adverse Change” when used in connection with eLandia or AST, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating the South Pacific economy or securities markets in general, unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition;

“Material Adverse Effect” when used in connection with eLandia or AST, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole;

“Merger” means the merger of Merger Sub with and into AST, with AST continuing as the surviving entity, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

“NPL” means the National Priorities List under CERCLA;

“Permits” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Entity.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Rose Group” means Barry Rose and Fay Alailima Rose, collectively;

“Shares” means the shares of common stock of eLandia to be issued to Stanford and W&R by eLandia as part of the Merger;

“Tax” and “Taxes” means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Pension Plan premiums and comparable premiums in other applicable jurisdictions, excise taxes, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever payable to a Governmental Entity, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of section 6901 of the Code or any other applicable Laws) of another entity or a member of an affiliated or combined group;

“Tax Returns” means all returns, schedules, declarations, reports, elections, designations, information returns and statements and written information required to be filed with any Taxation Authority in respect of Taxes;

“Taxation Authority” means any Governmental Entity which exercises or is entitled to exercise any taxing authority, imposes or is entitled to impose any Taxes or administers or is entitled to administer any Laws in respect of Taxes;

“Treasury Regulations” means the income tax regulations promulgated by the U.S. Department of the Treasury under the Code (including temporary Treasury Regulations), as such regulations may be amended from time to time;

“Units” means all of the units of membership interest in AST owned by Stanford and W&R as of the date hereof or acquired hereafter;

“U.S.” means the United States of America; and

“U.S. GAAP” means U.S. generally accepted accounting principles.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refers to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.4 Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Entire Agreement

This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Merger and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Merger.

ARTICLE II

THE MERGER

2.1 The Merger

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, Merger Sub shall be merged with and into AST at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and AST shall continue as the surviving entity (the “Surviving Entity”). The parties desire that the Merger shall be a transaction qualifying under Section 351 of the Code.

2.2 Effective Time of the Merger

As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Entity shall file a certificate of merger conforming to the requirements of the DLLCA (the “Certificate of Merger”) with the Secretary of State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and DLLCA.

2.3 Certificate of Formation and Operating Agreement.

The certificate of formation and operating agreement, each as amended, of AST which are attached as Exhibit B hereto, as in effect immediately prior to the Effective Time, shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

2.4 Management of the Surviving Entity.

The Surviving Entity shall be managed as set forth in the operating agreement of AST.

2.5 Effect on Units

At the Effective Time, as consideration for its agreement to surrender the Units and to approve the Merger, Stanford and W&R shall receive that amount of Shares determined by multiplying the number of Units held by Stanford and W&R by 1 (the “Conversion Ratio”). Each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become 1,000 membership interests representing one hundred percent (100%) of the outstanding equity interests of the Surviving Entity.

2.6 No Further Ownership Rights in the Units

At the Effective Time, (i) the Shares to be issued to Stanford and W&R with respect to the transfer of the Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units; (ii) such Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any certificate or other evidence previously representing any such Units (if any) shall thereafter represent the right to receive the Shares issuable in respect of such Units of; and (iii) there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Units which were outstanding immediately prior to the Effective Time.

2.7 Tax Matters

The parties agree that the Arrangement with Datec Group Ltd. and the acquisition of AST by eLandia are mutually dependent transactions. Specifically, the shareholders of Datec Group Ltd. require, as a material condition of the Arrangement, that the AST membership units, in their entirety, are transferred to eLandia, and the members of AST require, as a material condition of the Merger Agreement, that ownership of all of the issued and outstanding shares of South Pacific Holdings Ltd. (“Holdco Shares”) acquired pursuant to the Arrangement are transferred to eLandia. Both the transfer of the Holdco Shares and the AST membership units should occur simultaneously or close in time.

It is the intention of the parties that each transferor of property be treated as a co-transferor of property for Internal Revenue Code Section 351 purposes, and that the transaction, in its entirety, qualifies under Internal Revenue Code Section 351.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of W&R and Stanford

Each of W&R and Stanford, as the case may be, represents and warrants to and in favor of eLandia Parties as follows and acknowledges that eLandia Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. W&R has been duly formed and organized and is validly subsisting under all applicable Laws and is up-to-date in the filing of all annual reports and similar returns under all applicable Laws. Stanford has been duly formed and organized and is validly subsisting under all applicable Laws and is up-to-date in the filing of all annual reports and similar returns under all applicable Laws.

(b)	Corporate Power. W&R has all necessary partnership power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder. Stanford has all necessary corporate power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary partnership action has been taken by W&R, or on its part, to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by them and the performance of their obligations hereunder and thereunder. All necessary corporate action has been taken by Stanford, or on its part, to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by them and the performance of their obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by W&R and Stanford and constitutes their respective legal, valid and binding obligation, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Ownership of Units. As of the Effective Time, W&R and Stanford will be the registered and beneficial owner of all of the Units with good and marketable title thereto, free and clear of all Liens, and will have the exclusive right to dispose of such Units as provided in this Agreement. The Units constitute a 100% interest in AST.

(f)	Absence of Conflict.

(i)	The execution, delivery and performance of this Agreement by W&R and the completion of the Merger and the transactions contemplated hereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of its obligations, under:

(1)	the certificate of limited partnership, limited partnership agreement or other charter documents of W&R or partners of W&R; or

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to W&R, any Laws, regulation, order, judgment or decree.

(ii)	The execution, delivery and performance of this Agreement by Stanford and the completion of the Merger and the transactions contemplated hereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of its obligations, under:

(1)	the memorandum and articles of association, certificate of incorporation, bylaws or other charter documents of Stanford; or

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to Stanford, any Laws, regulation, order, judgment or decree.

(g)	Securities Laws.

(i)	Each of W&R and Stanford expressly agrees and acknowledges that the Shares are not being registered and eLandia has no present intention of registering such shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or otherwise, and the issuance of the Shares is intended to be exempt from registration under Section 4(2) of the 1933 Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on W&R’s and Stanford’s representations and warranties contained herein. Each of W&R and Stanford further acknowledges that the Shares are being obtained solely for W&R’s or Stanford’s own account and for investment purposes only, within the meaning of the 1933 Act, and that neither W&R nor Stanford has any plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the Shares or any part thereof. Each of W&R and Stanford understands that the Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as such Shares are being acquired from eLandia in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, each of W&R and Stanford is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Each of W&R and Stanford is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(ii)	Each of W&R and Stanford further acknowledges that all Shares to be issued under the terms of this Agreement shall be issued pursuant to exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted Shares shall bear the following, or similar legend: THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

(iii)	In addition, W&R acknowledges that the certificates representing the Shares will bear a legend stating that the transfer of the Shares are subject to additional restrictions in accordance with the terms of the Lock-Up Agreement.

3.2 Representations and Warranties of W&R and Stanford Relating to AST

Except as set forth in AST Disclosure Letter attached hereto, each of W&R and Stanford represents and warrants to and in favor of eLandia as follows and acknowledges that eLandia is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. AST has been duly formed and organized and is validly subsisting under all applicable Laws and is up-to-date in the filing of its annual report and all limited liability company and similar returns under all applicable Laws.

(b)	Corporate Power. AST has all necessary limited liability company power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary limited liability company action has been taken by AST or on AST’s part to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by AST and the performance of AST’s obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by AST and constitutes a legal, valid and binding obligation, enforceable against AST in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Absence of Certain Changes or Events. Since December 31, 2004, AST has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

(i)	any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects, that could reasonably be expected to have a Material Adverse Effect;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect;

(iii)	any Material increase in or modification of the compensation payable or to become payable by it to any of its directors, officers or employees, or any grant to any such director or employee of any increase in severance or termination pay;

(iv)	any increase in or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of its directors, officers or employees;

(v)	except as disclosed in Schedule 3.2(e), any acquisition or sale of its property or assets other than in the ordinary and regular course of business consistent with past practice;

(vi)	(A) other than in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by it of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

(vii)	any creation or assumption by it of any mortgage, pledge, security interest or lien or other encumbrance on any asset in excess of $250,000;

(viii)	other than in the ordinary and regular course of business consistent with past practice, any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business, (B) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time, and (C) purchases on the open market of liquid, publicly traded securities;

(ix)	any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(x)	any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labour union or representative thereof to organize any of its employees or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

(xi)	any resolution to approve a split, combination or reclassification of any of its outstanding membership interests;

(xii)	any change in its accounting methods, principles or practices; and

(xiii)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement Materially untrue or incorrect as of the date when made.

(f)	Financial Statements. The audited consolidated financial statements for AST as at and for each of the 12-month periods ended December 31, 2003 and December 31, 2004 and the operating statement for December 31, 2002 have been prepared in accordance with U.S. GAAP; such financial statements present fairly, in all Material respects, the consolidated financial position and results of operations of AST and their respective subsidiaries as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of AST on a consolidated basis, and shall be delivered to eLandia at the Effective Time (as required by U.S. Regulation S-X). Since December 31, 2004, AST has not incurred any Liabilities other than those Liabilities arising in the ordinary course of business and in such amounts as are consistent with past expenditures. The interim unaudited financial statements for AST for the quarter ended March 31, 2005 and have been and shall have been prepared in accordance with U.S. GAAP. The financial statements provided to eLandia shall have been prepared in accordance with U.S. GAAP.

(g)	Books and Records. The books, records and accounts of AST, in all Material respects, (A) have been maintained in accordance with good business practices on a basis consistent with prior years, and (B) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of AST. AST has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles or any other criteria applicable to such statements and (2) to maintain accountability for assets.

(h)	Regulatory and Third Party Approvals.

(i)	Except as disclosed in Schedule 3.2(h), there is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the transactions contemplated by this Agreement or to permit any AST to conduct the Business after the Effective Date as the Business is currently being conducted.

(ii)	Except as disclosed in Schedule 3.2(h), there is no requirement under any Contract relating to the Business or AST to which either AST or by which the Business is bound or affected for any Approvals from any party to that Contract or from any other Person relating to the completion of the transactions contemplated in this Agreement.

(i)	Litigation, Etc. There are no Claims pending or, to the knowledge of W&R, Stanford or AST, threatened against or relating to AST or affecting any of its properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement, nor is W&R, Stanford or AST aware of any basis for any such claim, action, proceeding or investigation. Neither W&R, Stanford nor AST, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a Material amount of money as a condition to or a necessity for the right or ability of AST to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement.

(j)	Environmental. To the best of W&R, Stanford and AST’s knowledge, all operations of AST have been conducted, and are now, in compliance with all Environmental Laws. AST is not subject to:

(i)	any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any Material work, repairs, construction or expenditures;

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to AST;

(iii)	none of the real properties currently or, formerly owned, leased or used by AST (such property, the “AST Real Properties”): (A) has never been used by any Person as a waste disposal site or as a licensed landfill, or (B) has ever had asbestos, asbestos-containing minerals, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(iv)	no properties adjacent to any of the AST Real Property are contaminated where such contamination could, if it migrated to a AST Real Property, have a Material Adverse Effect on that AST Real Property;

(v)	AST has not transported, removed or disposed of any waste to a location outside of the U.S.;

(vi)	there are no contaminants located in the ground or in groundwater under any of the AST Real Properties;

(vii)

AST has not been required by any governmental entity to: (A) alter any of the AST Real Properties in a Material way in order to be in compliance with environmental laws or regulations, or (B) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any AST Real Property;

(viii)	AST is not aware of, or is subject to: (A) any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures, or (B) any demand or notice with respect to the breach of any environmental laws or regulations applicable to AST;

(ix)	AST has obtained all Material licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of AST. Each of such licenses is in full force and effect and AST is in compliance in all Material respects with the terms and conditions of all such licenses and with any applicable Environmental Law. In addition:

(A)	No order has been issued, no environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of AST, threatened by any governmental or regulatory authority with respect to any alleged failure by AST to have any license required under applicable Environmental Laws in connection with the conduct of their business or operations of AST or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by AST, and to the knowledge of the AST Parties, there are no facts or circumstances in existence, which could reasonably be expected to form the basis for any such order, environmental Claim, penalty, investigation or review.

(B)	AST does not own, operate or lease a treatment, storage or disposal facility requiring a permit under the U.S. Resource Conservation and Recovery Act, as amended, or under any comparable foreign Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by AST.

(C)	AST has not transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by non-U.S. or U.S. federal, state or local governmental or regulatory authorities that may lead to environmental Claims against AST.

(D)	No Hazardous Material generated by AST has been recycled, treated, stored, disposed of or released by AST at any location.

(E)	No written notification of a release of a Hazardous Material has been filed by or on behalf of AST and no site or facility now or previously owned, operated or leased by AST is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

(F)	There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, AST in relation to any site or facility now or previously owned, operated or leased by AST which have not been delivered to eLandia prior to the execution of this Agreement.

(k)	Tax Matters.

(i)	AST has timely filed, or caused to be filed, all Tax Returns required to be filed by it (all of which returns were correct and complete in all Material respects) and have paid, or caused to be paid, all Taxes and instalments of Taxes that are due and payable in all Material respects, and AST has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published annual and quarterly financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. AST has timely presented to all members correct and complete Schedule K-1s. AST has made adequate provision in accordance with U.S. generally accepted accounting principles in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since the dates of their respective publication, no Material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(ii)

AST has not received any written notification that any Material issues have been raised (and are currently pending) by any Taxation Authority in connection with any of the Tax Returns referred to above, and no waivers or extensions of statutes of limitations have been given or requested with respect to AST. All Tax liabilities of AST have been assessed for all fiscal years up to and including the fiscal year ended December 31, 2004 and all

Tax liabilities of AST for transactions occurring up to the Effective Time shall have been accrued on the books of AST. There are no outstanding assessments or other claims for, or in respect of, Taxes against AST. To the best of the knowledge of AST, there are no Material proposed (but unassessed) additional Taxes or grounds that could prompt an assessment of additional Taxes, and none has been asserted. No Tax liens have been filed in respect of the assets of AST other than for Taxes arising in the ordinary course of business and not yet due and payable.

(iii)	AST has not acquired property from any person in circumstances where it did or could become liable for any Taxes of such person. The value of the consideration paid or received by AST for the acquisition, sale or provision of property (including intangibles) or provision of services from or to a non-arm’s length person was equal to the fair market value of such property or services.

(iv)	None of the transactions contemplated by this Agreement will increase liability for taxes of AST or reduce the Tax attributes (including the ability to utilize any tax losses) of AST.

(v)	AST has collected, deducted or withheld all Taxes which are required by Applicable Tax Legislation to be collected, deducted or withheld, as the case may be, and have remitted to the applicable Taxation Authority all amounts required to be remitted in respect of such Taxes.

(l)	Pension and Employee Benefits.

(i)	AST has complied with all the terms of, and all applicable Laws in respect of, its pension and other employee compensation and benefit obligations, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit-plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon it (collectively referred to as the “AST Plans”) and all AST Plans are fully funded and in good standing with such regulatory authorities as may be applicable, and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by AST from any such regulatory authority.

(ii)

No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in an AST Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any Material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the AST Plans or their assets which individually or in the aggregate would have a Material Adverse Effect.

(iii)	To the knowledge of W&R, Stanford and AST, no event has occurred, and there exists no condition or set of circumstances in connection with any benefit plan, under which AST, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk or Material liability under § 409 of ERISA, § 502(i) of ERISA, Title IV of ERISA or § 4975 of the Code.

(iv)	No transaction contemplated by this Agreement will result in liability to the United States Pension Benefit Guaranty Corporation under §§ 302(f), 4062. 4063, 4064 or 4069 of ERISA, or otherwise, with respect to AST, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to AST.

(m)	Intentionally deleted.

(n)	Compliance with Laws. AST has complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of AST (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(o)	Agreements and Guarantees. Excpet as disclosed on Schedule 3.2(o), AST is not a party to or bound by any agreement or understanding, written or oral, which will survive the Effective Time other than agreements which: (i) financially bind AST to an amount not exceeding $10,000; (ii) have a term of less than one year; (iii) may be terminated by AST within 90 days without cause. AST has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person, nor is it contingently responsible for such indemnity or suretyship or obligations; and

(p)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon AST that has or could reasonably be expected to have the effect of prohibiting, restricting or Materially impairing any business practice of AST, any acquisition of property by AST or the conduct of business by AST as currently conducted.

(q)	Registration Rights. No holder of securities issued by AST has any right to compel AST to register or otherwise qualify such securities for public sale in the U.S.

(r)	Non-Arm’s Length Transactions.

(i)	AST has not made any payment, loan or sale of securities to, or has borrowed any monies from, or is otherwise indebted to: (A) any officer, director, employee, shareholder or any Person not dealing at arm’s length with AST, or (B) any affiliate or associate of any of the foregoing, except as disclosed in the financial statements of AST and except for usual compensation paid in the ordinary course of the AST business consistent with past practices;

(ii)	except as disclosed in the financial statements of AST, except for contracts of employment or separation of employment, AST is not a party to any contract with any officer, director, employee, shareholder or any Person not dealing at arm’s length with AST; and

(iii)	the AST Disclosure Letter contains true and correct copies of all agreements between AST or any Affiliate of AST.

(s)	Adequacy of Representations and Warranties. None of the representations and warranties made by W&R and Stanford herein contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements herein not misleading.

(t)	Intellectual Property.

(i)	Schedule 3.2(t) to the AST Disclosure Letter contains a true, complete and accurate list of all patents, registered copyrights, trademarks, service marks, trade names, corporate names, domain names and all registrations thereof and applications therefore included in the intellectual property owned by the AST (the “AST Owned Intellectual Property”) or licensed to the AST (the “AST Licensed Intellectual Property”) (collectively, the AST Owned Intellectual Property and the AST Licensed Intellectual Property the “AST Owned/Licensed Intellectual Property”). Schedule 3.2(t) to the AST Disclosure Letter accurately identifies, where applicable, the following for each item of AST Owned/Licensed Intellectual Property: patent number, registration number, owner, application number, applicant, assignee, filing date, issue date, country of origin, licensor and termination or expiration date.

(ii)	Schedule 3.2(t) to the AST Disclosure Letter contains a complete and accurate list of all agreements to which AST is party, including licenses, sublicenses, assignments, inter-company agreements and other rights granted by the AST to any third party, or by any third party to AST, with respect to any item of AST Owned/Licensed Intellectual Property. True, complete and correct copies of such licenses, sublicenses, assignments and agreements have been made available to eLandia.

(iii)	Except for the AST Licensed Intellectual Property, AST is the sole owner of all right, title and interest in and to the AST Owned/Licensed Intellectual Property, free and clear of all liens or other restrictions on use, transfer or licensing.

(iv)	To the knowledge of W&R, Stanford and AST, all AST Owned Intellectual Property is valid and enforceable.

(v)	To the knowledge of W&R, Stanford and AST, AST has the right to use all Intellectual Property necessary for the operation of AST as presently conducted.

(vi)	AST has taken all reasonable actions in accordance with normal industry practices necessary to maintain and protect the AST Owned Intellectual Property and to the knowledge of W&R, Stanford and AST, no loss of the AST Owned Intellectual Property is pending, reasonably foreseeable or threatened, which loss would reasonably be expected to have a Material Adverse Effect.

(vii)	There has been no claim made or to the knowledge of W&R, Stanford or AST threatened by or against AST asserting the invalidity, misuse or unenforceability of any item of AST Owned/Licensed Intellectual Property or challenging AST’s right to use or ownership of any item of AST Owned/Licensed Intellectual Property.

(viii)	To the knowledge of W&R, Stanford and AST, there is not and has not been any infringement, misappropriation or other violation of any AST Owned/Licensed Intellectual Property.

(ix)	To the knowledge of W&R, Stanford and AST, AST has not infringed, misappropriated or otherwise violated, and AST does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person or entity, and there has been no claim made or, to the knowledge of W&R, Stanford or AST, threatened against AST alleging such infringement, misappropriation or other violation of such Intellectual Property.

(x)	Except as set forth in Schedule 3.2(t) to the AST Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any rights in AST Owned/Licensed Intellectual Property owned by or licensed by AST.

(xi)	AST has not given any warranty or indemnification in connection with any item of AST Owned/Licensed Intellectual Property to any third party, except for statutory warranties given in the ordinary course of business in connection with the sale of goods.

3.3 Representations and Warranties of eLandia

eLandia represents and warrants to and in favor of W&R and Stanford as follows and acknowledges W&R and Stanford are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. eLandia has been duly incorporated and organized and is validly subsisting under all applicable Laws and is up-to-date in the filing of all corporate and similar returns under all applicable Laws.

(b)	Corporate Power. eLandia has all necessary corporate power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary corporate action has been taken by eLandia, or on its part, to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by them and the performance of their obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by eLandia and constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Capitalization of eLandia. eLandia is authorized to issue 50,000,000 shares of common stock with a par value of $0.00001, of which 8,471,672 shares of common stock are issued and outstanding on the date of this Agreement. Upon the effective date of the Arrangement and the consummation of the Merger, the following shares of common stock of eLandia shall be issued: (i) 6,808,542 shares to the Datec shareholders; (ii) 4,565,012 shares to Stanford; and (iii) 2,477,863 shares to W&R. Except as otherwise set forth in Schedule 3.3(e) and as provided herein and in the Arrangement Agreement, there are no options, warrants, rights, calls, commitments or agreements of any character obligating eLandia to issue any shares of its capital stock or other securities or any security representing the right to purchase or otherwise receive any such stock or other securities.

(f)	eLandia Shares. The Shares to be issued and transferred to W&R and Stanford in connection with the Merger will be duly and validly issued by eLandia as fully paid and non-assessable shares.

(g)	Absence of Conflict.

(i)	The execution, delivery and performance of this Agreement by eLandia and the completion of the Merger and the transactions contemplated hereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of their obligations, under:

(1)	the certificate of incorporation, articles, by-laws or other charter documents or resolutions of the Board of Directors (or any committee thereof) or shareholders of eLandia;

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to eLandia, any Laws, regulation, order, judgment or decree; or

(3)	any Material contract, agreement, license, franchise or permit to which eLandia is party or by which it is bound.

(B)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(C)	except as would not, individually or in the aggregate, have a Material Adverse Effect on eLandia, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit the ability of eLandia to carry on the business of eLandia as and where it is now being carried on or as and where it may be carried on in the future.

(ii)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by eLandia in connection with the execution and delivery of this Agreement or the consummation by eLandia of the transactions contemplated hereby other than (A) approval of the Board of Directors of eLandia, (B) approval of holders of eLandia common stock; and (C) Stanford approval.

(h)	Absence of Certain Changes or Events. Since the date of the most recent audited consolidated financial statements, eLandia has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

(i)	any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects, that could reasonably be expected to have a Material Adverse Effect;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect;

(iii)	except as disclosed in Schedule 3.3(h), any redemption, repurchase or other acquisition of shares of eLandia common stock by eLandia or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to shares of eLandia common stock;

(iv)	any Material increase in or modification of the compensation payable or to become payable by it to any of its directors, officers or employees, or any grant to any such director or employee of any increase in severance or termination pay;

(v)	any increase in or modification of any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers or employees;

(vi)	except as disclosed in Schedule 3.3(h), any acquisition or sale of its property or assets aggregating 10% or more of eLandia’s total consolidated property and assets as at March 31, 2005, other than in the ordinary and regular course of business consistent with past practice, and except for any sale of the construction business carried on by the eLandia Parties for such consideration as shall have been approved by the Board of Directors of eLandia;

(vii)	(A) other than in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by it of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

(viii)	any creation or assumption by it of any mortgage, pledge, security interest or lien or other encumbrance on any asset in excess of $250,000;

(ix)	other than in the ordinary and regular course of business consistent with past practice, any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business, (B) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time, and (C) purchases on the open market of liquid, publicly traded securities;

(x)	any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(xi)	any labour dispute or charge of unfair labour practice (other than routine individual grievances), any activity or proceeding by a labour union or representative thereof to organize any of its employees or any campaign being conducted to solicit authorization from employees to be represented by such labour union;

(xii)	any resolution to approve a split, combination or reclassification of any of its outstanding shares;

(xiii)	any change in its accounting methods, principles or practices; and

(xiv)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement Materially untrue or incorrect as of the date when made.

(i)	Employment Matters.

(i)	eLandia is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee.

(ii)	eLandia is not a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at eLandia.

(iii)	eLandia is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect.

(iv)	eLandia has operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the above areas, other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a Material Adverse Effect.

(j)	Financial Statements. The audited consolidated financial statements for eLandia as at and for the 12-month period ended December 31, 2004 has been prepared in accordance with U.S. GAAP, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all Material respects, the consolidated financial position and results of operations of eLandia and its respective subsidiaries as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of eLandia and its respective subsidiaries on a consolidated basis, and shall be delivered to W&R and Stanford at the Effective Time (as required by U.S. Regulation S-X).

(k)	Books and Records. The books, records and accounts of eLandia, in all Material respects, (A) have been maintained in accordance with good business practices on a basis consistent with prior years, (B) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of eLandia, and (C) accurately and fairly reflect the basis for the eLandia consolidated financial statements. eLandia has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with U.S. GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets.

(l)	Bank Accounts. The eLandia Disclosure Letter provides a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which eLandia has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

(m)

Litigation, Etc. There are no Claims pending or, to the knowledge of any of the eLandia Parties, threatened against or relating to any of the eLandia Parties or affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Merger, nor are any of the eLandia Parties aware of any basis for any such claim, action, proceeding or investigation. Neither of the eLandia Parties, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a Material amount of money as a condition to or a necessity for the right or ability of any of the eLandia Parties, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Merger.

(n)	Environmental. To the best of their knowledge, all operations of eLandia have been conducted, and are now, in compliance with all Environmental Laws. eLandia is not aware of, nor is subject to:

(i)	any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any Material work, repairs, construction or expenditures;

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to eLandia;

(iii)	none of the real properties currently or, formerly owned, leased or used by eLandia, any predecessor of eLandia or over which any of them has or had charge, management or control (such property, the “eLandia Real Properties”): (A) has never been used by any Person as a waste disposal site or as a licensed landfill, or (B) has ever had asbestos, asbestos-containing minerals, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(iv)	no properties adjacent to any of the eLandia Real Property are contaminated where such contamination could, if it migrated to an eLandia Real Property, have a Material Adverse Effect on that eLandia Real Property;

(v)	eLandia has transported, removed or disposed of any waste to a location outside of the U.S.;

(vi)	there are no contaminants located in the ground or in groundwater under any of the eLandia Real Properties;

(vii)	eLandia has never been required by any governmental entity to: (A) alter any of the eLandia Real Properties in a Material way in order to be in compliance with environmental laws or regulations, or (B) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any eLandia Real Property;

(viii)	eLandia is not aware of, or is subject to: (A) any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures, or (B) any demand or notice with respect to the breach of any environmental laws or regulations applicable to eLandia;

(ix)	eLandia Technologies, Inc., a wholly owned subsidiary of eLandia, has obtained and owns the U.S. Virgin Islands License and the Bloomington License;

(x)	eLandia has obtained all Material licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of eLandia. Each of such licenses is in full force and effect and eLandia are in compliance in all Material respects with the terms and conditions of all such licenses and with any applicable Environmental Law. In addition:

(A)	No order has been issued, no environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of eLandia, threatened by any governmental or regulatory authority with respect to any alleged failure by eLandia to have any license required under applicable Environmental Laws in connection with the conduct of their business or operations of eLandia or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by eLandia, and to the knowledge of eLandia, there are no facts or circumstances in existence, which could reasonably be expected to form the basis for any such order, environmental Claim, penalty, investigation or review.

(B)	eLandia does not own, operate or lease a treatment, storage or disposal facility requiring a permit under the U.S. Resource Conservation and Recovery Act, as amended, or under any comparable foreign Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by eLandia.

(C)

eLandia has not transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by non-U.S. or U.S. federal, state or local governmental or regulatory authorities that may lead to environmental Claims against eLandia.

(D)	No Hazardous Material generated by eLandia has been recycled, treated, stored, disposed of or released by eLandia at any location.

(E)	No written notification of a release of a Hazardous Material has been filed by or on behalf of eLandia and no site or facility now or previously owned, operated or leased by eLandia is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

(F)	There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, eLandia in relation to any site or facility now or previously owned, operated or leased by eLandia which have not been delivered to W&R and Stanford prior to the execution of this Agreement.

(o)	Tax Matters.

(i)	eLandia has timely filed, or caused to be filed, all Tax Returns required to be filed by it (all of which returns were correct and complete in all Material respects) and has paid, or caused to be paid, all Taxes and instalments of Taxes that are due and payable in all Material respects, and eLandia has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. eLandia has made adequate provision in accordance with U.S. and applicable foreign generally accepted accounting principles in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since the dates of its respective publication, no Material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(ii)	eLandia has not acquired property from any person in circumstances where it did or could become liable for any Taxes of such person. The value of the consideration paid or received by eLandia for the acquisition, sale or provision of property (including intangibles) or provision of services from or to a non-arm’s length person was equal to the fair market value of such property or services. eLandia is not party to any agreements or undertakings with respect to Taxes.

(iii)	eLandia has collected, deducted or withheld all Taxes which are required by Applicable Tax Legislation to be collected, deducted or withheld, as the case may be, and have remitted to the applicable Taxation Authority all amounts required to be remitted in respect of such Taxes.

(p)	Pension and Employee Benefits.

(i)	eLandia has complied with all the terms of, and all applicable Laws in respect of, its pension and other employee compensation and benefit obligations, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit-plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon it (collectively referred to as the “eLandia Plans”) and all eLandia Plans are fully funded and in good standing with such regulatory authorities as may be applicable, and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by eLandia from any such regulatory authority.

(ii)	No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any eLandia Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any Material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the eLandia Plans or their assets which individually or in the aggregate would have a Material Adverse Effect.

(iii)	To the knowledge of eLandia, no event has occurred, and there exists no condition or set of circumstances in connection with any benefit plan, under which eLandia, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk or Material liability under § 409 of ERISA, § 502(i) of ERISA, Title IV of ERISA or § 4975 of the Code.

(iv)	No transaction contemplated by this Agreement will result in liability to the United States Pension Benefit Guaranty Corporation under §§ 302(f), 4062. 4063, 4064 or 4069 of ERISA, or otherwise, with respect to eLandia, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to eLandia or any such corporation or organization.

(q)	Compliance with Laws. eLandia has complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of eLandia (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(r)	Agreements and Guarantees. Except as disclosed on Schedule 3.3(r), eLandia is not a party to or bound by any agreement or understanding, written or oral, which will survive the Effective Time other than agreements which: (i) financially bind eLandia to an amount not exceeding $10,000; (ii) have a term of less than one year; (iii) may be terminated by eLandia within 90 days without cause. eLandia has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person, nor is it contingently responsible for such indemnity or suretyship or obligations.

(s)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon eLandia that has or could reasonably be expected to have the effect of prohibiting, restricting or Materially impairing any business practice of eLandia, any acquisition of property by eLandia or the conduct of business by eLandia as currently conducted.

(t)	Aggregate Liabilities. The aggregate outstanding liabilities of eLandia, whether due or to become due, contingent or not, do not exceed $2,000,000 in the aggregate. Each such liability which exceeds $25,000 individually, and the aggregate amount of all such liabilities, as at June 30, 2005 are disclosed in the eLandia Disclosure Letter.

(u)	Non-Arm’s Length Transactions.

(i)	eLandia has not made any payment, loan or sale of securities to, or has borrowed any monies from, or is otherwise indebted to: (A) any officer, director, employee, shareholder or any Person not dealing at arm’s length with eLandia, or (B) any affiliate or associate of any of the foregoing, except as disclosed in the financial statements of eLandia and except for usual compensation paid in the ordinary course of the eLandia business consistent with past practices; and

(ii)	except as disclosed in the financial statements of eLandia and except for contracts of employment or separation of employment, eLandia is not a party to any contract with any officer, director, employee, shareholder or any Person not dealing at arm’s length.

(v)	Adequacy of Representations and Warranties. None of the representations and warranties made by eLandia herein contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements herein not misleading.

(w)	Intellectual Property.

(i)	Schedule 3.3(w) of the eLandia Disclosure Letter contains a true, complete and accurate list of all patents, registered copyrights, trademarks, service marks, trade names, corporate names, domain names and all registrations thereof and applications therefore included in the intellectual property owned by eLandia (the “eLandia Owned Intellectual Property”) or licensed to eLandia (the “eLandia Licensed Intellectual Property”) (collectively, the eLandia Owned Intellectual Property and the eLandia Licensed Intellectual Property the “eLandia Owned/Licensed Intellectual Property”). Schedule 3.3(w) of the eLandia Disclosure Letter accurately identifies, where applicable, the following for each item of eLandia Owned/Licensed Intellectual Property: patent number, registration number, owner, application number, applicant, assignee, filing date, issue date, country of origin, licensor and termination or expiration date.

(ii)	Schedule 3.3(w) of the eLandia Disclosure Letter contains a complete and accurate list of all agreements to which eLandia is a party, including licenses, sublicenses, assignments, inter-company agreements and other rights granted by eLandia to any third party, or by any third party to eLandia, with respect to any item of eLandia Owned/Licensed Intellectual Property. True, complete and correct copies of such licenses, sublicenses, assignments and agreements have been made available to W&R and Stanford.

(iii)	Except for the eLandia Licensed Intellectual Property, eLandia is the sole owner of all right, title and interest in and to the eLandia Owned/Licensed Intellectual Property, free and clear of all liens or other restrictions on use, transfer or licensing.

(iv)	To the knowledge of eLandia, all eLandia Owned Intellectual Property is valid and enforceable.

(v)	To the knowledge of eLandia, eLandia has the right to used all Intellectual Property necessary for the operation of eLandia as presently conducted.

(vi)	eLandia has taken all reasonable actions in accordance with normal industry practices necessary to maintain and protect the eLandia Owned Intellectual Property and to the knowledge of eLandia, no loss of the eLandia Owned Intellectual Property is pending, reasonably foreseeable or threatened, which loss would reasonably be expected to have a Material Adverse Effect.

(vii)	There has been no claim made or to the knowledge of eLandia threatened by or against eLandia asserting the invalidity, misuse or unenforceability of any item of eLandia Owned/Licensed Intellectual Property or challenging eLandia’s right to use or ownership of any item of eLandia Owned/Licensed Intellectual Property.

(viii)	To the knowledge of eLandia, there is not and has not been any infringement, misappropriation or other violation of any eLandia Owned/Licensed Intellectual Property.

(ix)	To the knowledge of eLandia, eLandia has not infringed, misappropriated or otherwise violated, and eLandia does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person or entity, and there has been no claim made or, to the knowledge of eLandia, threatened against eLandia alleging such infringement, misappropriation or other violation of such Intellectual Property.

(x)	Except as set forth in Schedule 3.3(w) of the eLandia Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any rights in eLandia Owned/Licensed Intellectual Property owned by or licensed to eLandia.

(xi)	eLandia has not given any warranty or indemnification in connection with any item of eLandia Owned/Licensed Intellectual Property to any third party, except for statutory warranties given in the ordinary course of business in connection with the sale of goods.

(x)	Regulatory and Third Party Approvals.

(i)	Except as disclosed in Schedule 3.3(x), there is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the transactions contemplated by this Agreement or to permit any eLandia to conduct its business after the Effective Date as such business is currently being conducted.

(ii)	Except as disclosed in Schedule 3.3(x), there is no requirement under any Contract relating to eLandia or its business to which either eLandia or by which its business is bound or affected for any Approvals from any party to that Contract or from any other Person relating to the completion of the transactions contemplated in this Agreement.

(y)	Registration Rights. Except as disclosed in Schedule 3.3(y), no holder of securities issued by eLandia has any right to compel eLandia to register or otherwise qualify such securities for public sale in the U.S.

3.4 Survival

(a)	The representations and warranties contained in this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion and notwithstanding any investigations made by or on behalf of the parties hereto, shall continue in full force and effect from and after the Effective Date to July 31, 2007.

(b)	All covenants and obligations contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Date in accordance with their respective terms to July 31, 2007 (except for payment obligations which shall survive until such time as all required payments shall have been properly made in full).

ARTICLE IV

REGULATORY APPROVALS

4.1 Applications

AST and eLandia covenant and agree to proceed diligently, in a coordinated fashion, to apply for and obtain the Appropriate Regulatory Approvals.

4.2 Obtaining of Appropriate Regulatory Approvals

For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained if it contains any condition that:

(a)	would put eLandia at a Material competitive disadvantage by comparison with its competitors in any jurisdiction in which eLandia has significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of an information and communications firm in multiple jurisdictions, or is Materially onerous to eLandia in some other respect; or

(b)	would put the combined operations of eLandia and AST at a Material competitive disadvantage by comparison with its competitors in any jurisdiction in which eLandia or AST have significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of an information and communications firm in multiple jurisdictions, or is Materially onerous to the combined operations of eLandia and AST in some other respect.

In addition, no Appropriate Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding.

ARTICLE V

COVENANTS

5.1 Confidentiality

During the period from the date hereof through the Effective Date, eLandia, Stanford and W&R will coordinate with each other and agree in advance on both the timing and contents of any public announcements relating to this Merger. Neither W&R nor the Rose Group will make any public disclosure of the Merger without the prior written consent of eLandia.

5.2 Expenses

eLandia shall bear its own expenses incurred in connection with the Merger contemplated hereby, whether or not the Merger is consummated. AST shall bear the expenses incurred by W&R in connection with the Merger contemplated hereby, whether or not the Merger is consummated.

5.3 Covenants of W&R

(a)	W&R covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article VIII, except (i) with the consent of eLandia to any deviation therefrom; (ii) with respect to any binding commitments which were disclosed in the AST Disclosure Letter; or (iii) with respect to any matter contemplated by this Agreement, W&R will:

(i)	carry on the business of AST in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(ii)	not commence to undertake any expansion of the business of AST;

(iii)	except as otherwise provided herein, not amend the certificate of formation or operating agreement of AST;

(iv)	not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any membership interests of AST;

(v)	not permit AST to acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(vi)	not sell, lease or otherwise dispose of any of the assets of AST, other than as contemplated in this Agreement;

(vii)	not permit AST to guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any securities;

(viii)	continue to provide eLandia and its representatives with information as reasonably requested by them from time to time concerning the business, assets, liabilities and affairs of AST, and with access (on a basis that does not detract unreasonably from their performance of their business responsibilities) to management and employees of AST;

(ix)	use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on W&R or AST with respect to the transactions contemplated hereby and by the Merger;

(x)	not permit AST to grant any of its employees, managers, officers, consultants or members any increase in compensation or to pay any severance or termination amounts whether or not such compensation, payment or amount is payable in cash, or enter into any employment agreement with any executive officer and, except as expressly set out herein, not permit AST to create, incur or perform any obligation to make any payment to any employees, manager, officer, consultant or member of AST; and

(xi)	promptly advise eLandia orally and, if then requested, in writing:

(A)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of W&R contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any Material respect; and

(B)	of any Material Adverse Change in respect of AST.

(b)	W&R shall perform all obligations required or desirable to be performed by W&R under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, W&R shall:

(i)	use all reasonable efforts to obtain the approvals of the Board of Managers of AST to the Merger;

(ii)	apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to W&R or AST;

(iii)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby; and

(v)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from W&R or AST;

(c)	W&R shall provide to eLandia no later than August 10, 2005, copies of the consolidated audited financial statements of AST and consolidated interim unaudited financial statements for AST as of June 30, 2005.

5.4 Covenants of eLandia

eLandia hereby covenants and agrees to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(a)	apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to eLandia;

(b)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to eLandia which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(d)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from eLandia or its subsidiaries;

(e)	reserve a sufficient number of shares of eLandia common stock for issuance to W&R in connection with the Merger; and

(f)	file its U.S. tax returns (including all forms, disclosures and elections contained therein) in a manner consistent with and supportive of the U.S. tax characterization set forth in Section 2.7.

5.5 Covenants Regarding Non-Solicitation

(a)	W&R and AST shall not, directly or indirectly, through any partner, member, manager, director, employee, representative or agent of W&R or AST, (i)

solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to eLandia the approval of the Board of Managers of AST of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) cause W&R or AST to enter into any agreement related to any Acquisition Proposal.

(b)	W&R shall promptly notify eLandia, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which the Board of Managers of AST or General Partner of W&R are or become aware, or any amendments to the foregoing, or any request for non-public information relating to AST or W&R in connection with an Acquisition Proposal or for access to the properties, books or records of AST or W&R by any Person that informs W&R or AST that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as eLandia may reasonably request including the identity of the Person making such proposal, inquiry or contact.

(c)	W&R shall ensure that its officers, directors and employees, and any financial advisors or other advisors or representatives retained by any of them are aware of the provisions of this Section 5.5, and W&R shall be responsible for any breach of this Section 5.5 by its financial advisors or other advisors or representatives.

5.6 Access to Information

Upon reasonable notice, W&R and AST shall afford eLandia’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its current and prior management personnel, directors and officers and all current and prior auditors and counsel, and, during such period, W&R shall (and shall cause AST to) furnish promptly to eLandia all information concerning W&R’s and AST’s business, properties and personnel as eLandia may reasonably request, and, in any event copies of all claims, defences, pleadings, motions and affidavits pertaining to any litigation involving W&R or AST and all Tax Returns and related Tax assessments of W&R and AST for the past seven years and all notices from and correspondence with Taxation Authorities and Tax advisors relating to taxes payable by AST.

ARTICLE VI

CONDITIONS

6.1 Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of eLandia, Stanford and W&R:

(a)	this Agreement shall not have been terminated pursuant to Article VIII;

(b)	the Effective Date of the Merger shall be no later than October 30, 2005, or such later date as shall not be later than 10 Business Days after conditions are satisfied, or such later date to which eLandia, Stanford and W&R may jointly agree in writing;

(c)	the shareholders of Datec Group Ltd. shall have approved the Arrangement;

(d)	Stanford shall have forgiven all indebtedness of eLandia to Stanford;

(e)	W&R and AST shall have executed and delivered a Management Agreement in the form of Exhibit C hereto;

(f)	W&R and Stanford shall have executed a Co-Sale and First Referral Agreement in the form of Exhibit D hereto;

(g)	W&R and Stanford shall have executed an amendment to the operating agreement of AST in the form of Exhibit E hereto;

(h)	W&R and Stanford shall have executed a limited liability company resolution of AST in the form of Exhibit F hereto approving the Merger and the other transactions contemplated hereby; and

(i)	AST and Barry Rose shall have executed an Employment Agreement in form of Exhibit G hereto.

6.2 Additional Conditions Precedent to the Obligations of eLandia

The obligations of eLandia to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for eLandia’s exclusive benefit and may be waived by eLandia and any one or more of which, if not satisfied or waived, will relieve eLandia of any obligation under this Agreement):

(a)	all covenants of W&R under this Agreement to be performed on or before the Effective Date shall have been performed by W&R, except for any non-performance demonstrated by W&R to be not Material;

(b)	the Rose Group and W&R shall have entered the Lock-Up Agreement;

(c)	the representations and warranties of W&R and Stanford shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and eLandia shall have received a certificate of W&R and a certificate of Stanford addressed to eLandia and dated the Effective Date, signed on behalf of W&R and Stanford by two senior executive officers, confirming the same as at the Effective Date;

(d)	eLandia shall be satisfied with the results of a final due diligence review of AST, in eLandia’s sole and absolute discretion;

(e)	AST shall have been operated in the ordinary course of business from December 31, 2004 to the Effective Date;

(f)	any and all necessary financial statements of AST required under Section 5.3(c) and under all applicable Laws, including U.S. GAAP and pro forma financial statements, audited financial statements of AST and the opinion of the auditors thereon, and any interim unaudited financial statements, shall be provided by W&R to eLandia no later than the Effective Date;

(g)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of eLandia, acting reasonably, a Material Adverse Change to AST;

(h)	the General Partner of W&R shall have the authority to permit the consummation of the Merger;

(i)	the appropriate officer of Stanford shall have the authority to permit the consummation of the Merger;

(j)	the Appropriate Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect;

(k)	W&R and Stanford shall have provided to eLandia when required under Section 5.3(c) the financial statements referred to therein;

(l)	W&R and Stanford shall have delivered to eLandia all Approvals listed in set the AST and eLandia Disclosure Letters.

eLandia may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by eLandia, or its affiliates, with their obligations under this Agreement if the condition precedent would have been satisfied but for a Material default by eLandia, or its affiliates, in complying with its obligations hereunder.

6.3 Additional Conditions Precedent to the Obligations of W&R and Stanford

The obligations of W&R and Stanford to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of W&R and Stanford and any one or more of which, if not satisfied or waived, will relieve W&R and Stanford, as the case may be, of any obligation under this Agreement):

(a)	all covenants of eLandia under this Agreement to be performed on or before the Effective Date shall have been duly performed by eLandia, except for any non-performance demonstrated by eLandia to be not Material;

(b)	the Rose Group shall have entered into the Lock-Up Agreement;

(c)	all representations and warranties of eLandia under this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and W&R and Stanford shall have received a certificate of eLandia addressed to W&R and Stanford and dated the Effective Date, signed on behalf of eLandia by two senior executive officers of eLandia, confirming the same as at the Effective Date;

(d)	the Board of Directors of eLandia shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by eLandia to permit the consummation of the Merger and the issuance of the Shares contemplated hereby;

(e)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of W&R and Stanford, acting reasonably, a Material Adverse Change to eLandia, provided that the sale of the construction business carried on by the eLandia Parties for such consideration as shall have been approved by the Board of Directors of eLandia shall not constitute a Material Adverse Change to eLandia;

(f)	the Appropriate Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect.

Neither W&R nor Stanford may rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by W&R or Stanford with their obligations under this Agreement if the condition precedent would have been satisfied but for a Material default by W&R or Stanford in complying with their obligations hereunder.

6.4 Notice and Cure Provisions

eLandia, Stanford and W&R will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any Material respect on the date hereof or on the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither eLandia, Stanford nor W&R may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, eLandia, Stanford or W&R, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which eLandia, Stanford or W&R, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that eLandia, Stanford or W&R, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until September 30, 2005.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification

W&R and Stanford, on a pro rata basis in accordance with the eLandia Shares to be issued in the Merger, shall indemnify and save harmless the eLandia Parties from and against all losses suffered or incurred by the eLandia Parties as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by W&R or Stanford or any inaccuracy of any representation or warranty of W&R or Stanford contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)	any breach or non-performance by W&R or Stanford of any covenant to be performed by W&R or Stanford that is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto.

The eLandia Parties shall be entitled to be paid in respect of each of such matters which so occurs all claims, costs and expenses, including legal fees, in respect of the foregoing and the parties hereby agree that the total amount which eLandia is entitled to be paid in accordance with the preceding provisions of this Section 7.1 shall not exceed the sum of $13,790,027, being the value of the eLandia Shares on the Effective Date. For purposes of this Section 7.1, the per share value of the eLandia Shares shall be $2.25. The indemnification obligations of W&R and Stanford shall be with recourse only to the value of such eLandia Shares.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment

This Agreement may, at any time and from time to time, but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)	waive compliance with or modify any conditions precedent herein contained.

8.2 Mutual Understanding Regarding Amendments

The parties agree that if eLandia, Stanford or W&R, as the case may be, propose any amendment or amendments to this Agreement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will cooperate in a reasonable fashion with eLandia, Stanford or W&R, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

8.3 Termination

(a)	If any condition contained in Sections 6.1 or 6.2 is not satisfied at or before the Effective Date to the satisfaction of eLandia, then eLandia may by notice to W&R and Stanford terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of eLandia arising from any breach by W&R or Stanford but for which the condition would have been satisfied.

(b)	If any condition contained in Sections 6.1 or 6.3 is not satisfied at or before the Effective Date to the satisfaction of W&R or Stanford, then W&R or Stanford, as the case may be, may by notice to eLandia terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of W&R or Stanford arising from any breach by eLandia but for which the condition would have been satisfied.

(c)	This Agreement may, at any time, but not later than the Effective Date:

(i)	be terminated by the mutual agreement of the parties;

(ii)	be terminated by eLandia upon the occurrence of the event referenced in subparagraph (a) of Section 8.3.

(d)	If the Effective Date does not occur on or prior to October 30, 2005, then this Agreement shall terminate, provided that W&R, Stanford and eLandia may mutually agree to extend such date.

(e)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby.

ARTICLE IX

GENERAL

9.1 Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(a)	If to W&R, at:

W&R South Pacific, L.P.

c/o Rose Joneson Vargas, P.C.

P.O. Box 3501, Pago Pago,

American Samoa 96799

Attn: Barry Rose, Esq.

Fax: 684-699-2105

with copy to:

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101

Attn: Joseph P. Whitford, Esq.

Fax: 206-628-7699

(b)	If to eLandia:

eLandia Solutions, Inc.

1500 Cordova Road, Ste. 300

Fort Lauderdale, Florida

U.S.A. 33316

Attention: President

Facsimile No.: (954) 728-9080

with copy to:

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida

U.S.A. 33134

Attention: Seth Joseph, Esq.

Facsimile No.: (305) 460-1422

(c)	If to Stanford:

Stanford International Bank Ltd.

c/o Stanford Venture Capital Holdings, Inc.

6075 Poplar Avenue, Suite 202

Memphis, TN

U.S.A. 38119

Attention: James M. Davis, Chief Financial Officer

Facsimile No.: (901) 680-5265

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

9.2 Assignment

No party hereto may assign its rights or obligations under this Agreement; provided that Stanford has assigned 100,000 of the shares of common stock to be received by it hereunder to each of Daniel T. Bogar, Ronald M. Stein, Osvaldo Pi and William R. Fusselmann and all parties hereto acknowledge and consent to such compensatory assignment.

9.3 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

9.4 Waiver and Modification

W&R, Stanford and eLandia may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

9.5 No Personal Liability

(a)	No director or officer of eLandia shall have any personal liability whatsoever to Stanford, W&R or its General Partner under this Agreement, or any other document delivered in connection with the Merger on behalf of eLandia.

(b)	No partner of W&R shall have any personal liability whatsoever to any eLandia Party under this Agreement, or any other document delivered in connection with the Merger on behalf of eLandia. No director or officer of Stanford shall have any personal liability whatsoever to eLandia under this Agreement, or any other document delivered in connection with the Merger on behalf of Stanford.

9.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7 Consultation

eLandia, Stanford and W&R agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof.

9.8 Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

9.9 Arbitration

All claims or disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a panel of three arbitrators, under the commercial arbitration rules of the American Arbitration Association (the “AAA”) in Miami-Dade County, Florida, except as modified hereby. Each party shall appoint an arbitrator and the third arbitrator shall be selected by the two appointed arbitrators within twenty days, following the receipt of written notice of arbitration, as prescribed by the AAA. In the event that both appointed arbitrators are unable to select the third arbitrator within a period twenty days, the AAA shall be permitted to submit an appointment. The arbitrators award shall be in writing, made by a majority thereof, and include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

9.10 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.11 Original Agreement

This Agreement supercedes and replaces in all respects the original Merger Agreement entered into on July 25, 2005.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

ELANDIA SOLUTIONS, INC.

By:
Sidney D. Camper III
Chief Executive Officer

ELANDIA AST ACQUISITION, INC.

By:
Sidney D. Camper III
President

W&R SOUTH PACIFIC, L.P.

By:	W&R, Inc., its General Partner

By:
Barry Rose, President

STANFORD INTERNATIONAL BANK LTD.

By:
James M. Davis
Chief Financial Officer

AST TELECOM, L.L.C.

By:
Name:
Title:

Exhibit A – Rose Lock Up Agreement

Exhibit B – Certificate of Formation and Operating Agreement, each as amended, of AST

Exhibit C – Management Agreement

Exhibit D – Co-Sale and Referral Agreement

Exhibit E – Amendment to Operating Agreement of AST

Exhibit F – Limited Liability Company Resolution of AST

Exhibit G – Employment Agreement between AST and Barry Rose